Exhibit 99.1
News Release

7140 Office Circle
P.O. Box 15600
Evansville, IN47716-0600
Investor Relations: ChadMonroe
Phone: (812) 962-5041

Media Relations: Timothy G. Weir, APR
Phone: (812) 962-5128
FOR IMMEDIATE RELEASE

Accuride Increases ABL Credit Facility by $25 Million

•	Incremental addition to ABL increases flexibility for planned 2012 investments

EVANSVILLE, Ind. – February 7, 2012 –Accuride Corporation (NYSE: ACW) – a leading supplier of components to the commercial vehicle industry – today announced that it has entered into an asset-based loan (ABL) incremental commitment agreement, to which lenders agreed to provide $25.0 million in aggregate incremental commitments under the company’s existing secured ABL  credit agreement dated July 29, 2010.  The new agreement materially improves the company’s total liquidity.

“We are pleased to complete the expansion of our existingABLagreement, which paves the way for the successful execution of our business plan’s $75 million of planned capital expenditures in 2012,” said Accuride Vice President and Interim Chief Financial Officer Greg Risch.  “These investments will enable us to strengthen product availability and quality at our Gunite business, and increase aluminum wheel production capacity in response to strong industry demand.  We anticipate that our revised capital structure will provide us with greater flexibility to serve our customers during the industry upturn that is underway in North America. In addition, we are negotiating new equipment lease agreements that we expect will further enhance liquidity in 2012.”

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM and BrillionTM. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs, and intentions with respect to future results. Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

###